CERTIFICATION

At its meeting on Auust 22, 2007, the Board adopted the following resolutions:


      RESOLVED, that, having considered all relevant factors, including, but not limited to, the value of the aggregate assets of the Funds to which an employee may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the portfolio securities of the Funds, the Board Members find that the participation in the joint Fidelity Bond on behalf of the Funds in the amount of $5 million is the best interests of the Funds, and they hereby approve and ratify such joint Fidelity Bond;

      FURTHER RESOLVED, that the Board Members find that the premium is fair and reasonable, provided that the allocation of the premium be in accordance with the formula as presented at this meeting, under which 70% of the premium is allocated to the Funds;

      FURTHER RESOLVED, that the portion of the premium payable by each series of the Funds for coverage under the joint Fidelity Bond for the period March 31, 2007 to March 31, 2008, as presented at this meeting, is hereby approved and ratified, taking all relevant factors into account, including, but not limited to, the number of the other parties named as insureds, the nature of the business activities of such parties, the amount of the bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insured and the extent to which the share of the premium allocated to a series is less than the premium such series would have had to pay if it had provided and maintained a single insured bond;

      FURTHER RESOLVED, that the officers of the Funds are hereby directed to:

      (1) File with the Securities and Exchange Commission (the "SEC") the joint Fidelity Bond or amendment thereof: (i) a copy of the bond;
           (ii) a copy of each resolution of the Board including a majority of the Board Members who are not "interested persons," approving the amount, type, form and coverage of such bond and the portion of the premium to be paid by the Funds; (iii) a statement showing the amount the Funds would have provided or maintained had it not been named as an insured under a joint insured bond; (iv) a statement as to the period for which the premiums for such bond have been paid; and (v) a copy of each agreement between the Funds and all other named insured entered into pursuant to Rule 17g-l(f) under the Investment Company Act of 1940; and (vi) a copy of any amendment to such Agreement within 10 days after the execution of such amendment;

      (2) File with the SEC, in writing, within five days after the making of a claim under the bond by the Funds, a statement of the nature and amount thereof;

      (3) File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Funds; and

      (4) Notify by registered mail each Board Member at his or her last known residence of: (i) any cancellation, termination or modification of the bond, not less than 45 days prior to the effective date of the cancellation, termination or modification; (ii) the filing and the settlement of any claims under the bond by the Funds at any time the filings required under (2) and (3) above are made with the SEC; and
           (iii) the filing and proposed terms of settlement of any claim under the bond by any other named insured, within five days of the receipt of a notice from the fidelity insurance company.

As Secretary, I hereby certify that the foregoing resolutions were adopted unanimously by all directors (including directors who are not interested persons or any of the affiliated persons covered by the Board) at an in person meeting as set forth above.

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of August 2007.



/s/ Karen Shupe
    Karen Shupe
    Secretary